Filed Pursuant to Rule 424(b)(2)
Registration No. 333-290763
PROSPECTUS

Bed Bath & Beyond, Inc.

Up to 6,884,548 Shares of Common Stock
This prospectus relates to the issuance and sale of up to 6,884,548 shares of Common Stock, par value $0.0001 per share (the “Common Stock”), by Bed Bath & Beyond, Inc., a Delaware corporation (“Company,” “we,” “our,” “us,” and like expressions), upon the exercise of warrants issued by the Company on October 7, 2025, as a distribution to all holders of the shares of Common Stock on the Record Date (as defined below) (each, a “Warrant” and, collectively, the “Warrants”).
Our Common Stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “BBBY.” On October 6, 2025, the last reported sale price of our Common Stock on the NYSE was $12.11 per share.
The Company declared a distribution (the “Warrant Distribution”) of transferable Warrants at no charge to all of the record holders of Common Stock as of the close of business on October 2, 2025 (the “Record Date”). The Company is distributing one (1) Warrant for every ten (10) issued and outstanding shares of Common Stock, rounded down to the nearest whole number.
Unless the expiration date of the Warrants is accelerated pursuant to the terms of the Warrant Agreement (defined below) as a result of the Early Expiration Price Condition (defined below), the Warrants may be exercised only during the period commencing on the date of the effectiveness of the registration statement of which this prospectus is a part until October 7, 2026, subject to the conditions set forth in the Warrant Agreement (as defined below). Each Warrant entitles the holder thereof to purchase from us one (1) share of Common Stock at an initial Exercise Price of $15.50 per Warrant, in each case, subject to certain adjustments. The Warrants may be exercised for cash only.
Based on the number of shares of Common Stock issued and outstanding as of the Record Date, if all Warrants issued in the Warrant Distribution were exercised, we would have 75,730,029 shares of Common Stock issued and outstanding following the completion of the exercise period for the Warrants.
The Warrants have been issued by the Company pursuant to a warrant agreement, dated October 7, 2025, between the Company and Computershare Trust Company, N.A., as Warrant Agent (the “Warrant Agreement”). The Warrants will be transferable when issued and are expected to trade on NYSE under the ticker BBBY WS. However, there can be no assurance that an orderly, liquid trading market for the Warrants will develop. Any trading value of the Warrants will be determined by the market.
The Company will receive proceeds from the exercise of the Warrants for cash. See “Use of Proceeds” in this prospectus.
Investing in the securities offered by this prospectus involves substantial risks. You should carefully consider the risks described under the “Risk Factors” section of this prospectus beginning on page 8 and similar sections in our filings with the Securities and Exchange Commission (“SEC”) incorporated by reference herein before buying any of the shares of Common Stock offered hereby.
Neither the SEC nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is December 3, 2025.

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ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the SEC. This prospectus describes the specific terms of the Warrants and our shares of common stock issuable upon exercise of the Warrants. This prospectus may be supplemented from time to time to add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. You should read this prospectus and any prospectus supplement together with additional information described under the headings “Where You Can Find More Information” and “Information Incorporated by Reference.”
We urge you to carefully read this prospectus, and the documents incorporated by reference herein and therein, before acquiring our common stock. You should rely only on the information contained in this prospectus, or incorporated by reference herein or contained in a freewriting prospectus we have prepared. We have not authorized anyone to provide you with different information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You should not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus is accurate only as of the date on the front of the applicable document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the date of delivery of this prospectus, or any sale of a security.
Neither we, nor any of our representatives are making any representation to you regarding the legality of an investment in our securities by you under applicable laws. You should consult with your own advisors as to legal, tax, business, financial and related aspects of an investment in our securities. References in this prospectus to the “Company,” “Bed Bath & Beyond,” “we,” “our,” or “us,” refer to Bed Bath & Beyond, Inc. unless otherwise stated or the context otherwise requires.

TRADEMARKS
This prospectus includes, or incorporates by reference, our trademarks, service marks, brand names and trade names, including, without limitation, Bed Bath & Beyond, Overstock.com, and buybuy BABY, which are our property and are protected under applicable intellectual property laws. This prospectus also contains, or incorporates by reference, trademarks, service marks, brand names and trade names of other companies, which are the property of their respective owners. Any use or display of other parties’ trademarks, service marks, brand names or trade names in this prospectus, or any documents incorporated by reference herein or therein does not imply, and such use or display should not be construed to imply, any affiliation with, or endorsement of or by, such third parties. Solely for convenience, trademarks, service marks, brand names, and trade names referred to in this prospectus, or any documents incorporated by reference herein or therein may appear with or without the ®, SM or TM symbols, but use (or omission) of such symbols is not intended to limit in any way our rights, or the rights of the applicable owner or any applicable licensor, in and to these trademarks, service marks, brand names, and trade names.

SPECIAL CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and the documents incorporated by reference in this prospectus, and our other public documents and statements our officers and representatives may make from time to time, contain forward-looking statements within the meaning of the federal securities laws. These statements are intended to be covered by the safe harbor provisions of these laws. You can find many of these statements by looking for words such as “may,” “would,” “could,” “should,” “will,” “expect,” “anticipate,” “predict,” “project,” “potential,” “continue,” “contemplate,” “seek,” “assume,” “believe,” “intend,” “plan,” “forecast,” “goal,” “estimate,” or other similar terms or expressions or the negative of these terms or expressions, although not all forward-looking statements contain these identifying terms or expressions.
These forward-looking statements involve known and unknown risks and uncertainties and relate to future events or our future financial or operating performance. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry and business, and on management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, you are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to assumptions, risks, uncertainties, and other important factors that are difficult to predict, and that actual results and outcomes may be materially different from the results, performance, achievements, or outcomes expressed or implied by any of our forward-looking statements for a variety of reasons, including:
•	we depend on third-party companies to perform functions critical to our business, and any failure or increased cost on their part could have a material adverse effect on our business;
•	we face intense competition and may not be able to compete successfully against existing or future competitors;
•
we may not timely identify or effectively respond to consumer needs, expectations or trends, which could adversely affect our relationship with our customers, the demand for our products and services, and our market share;

•
our business depends on effective marketing, including marketing via email, search engine marketing, influencer marketing, and social media marketing. Our competitors have and may continue to cause us to increase our marketing costs and decrease certain other types of marketing, and have and may continue to outspend us on marketing or be more efficient in their spend;

•
economic factors, including recessions, other economic downturns, inflation, our exposure to the U.S. housing market, and decreases in consumer spending, have affected and could continue to adversely affect us;

•	trade policies or restrictions, import and export policies, tariffs, bans, or other measures or events and related macroeconomic effects could have a material adverse effect on our business;
•	our changing business model and use of the Overstock brand, Bed Bath & Beyond brand, buybuy BABY brand, and other brands of ours, could negatively impact our business;
•
the changing job market, the changes in our leadership team, the change in our compensation approach, changing job structures, or any inability to attract, retain and engage key personnel could affect our ability to successfully grow our business;

•	we rely upon paid and natural search engines to rank our product offerings, and our financial results may suffer if we are unable to maintain our prior rankings in natural searches;
•
if we are not profitable and/or are unable to generate sufficient positive cash flow from operations, our ability to continue in business will depend on our ability to raise additional capital, obtain financing or monetize significant assets, and we may be unable to do so;

•	our business depends on the Internet, our infrastructure and transaction-processing systems, and catastrophic events could adversely affect our operating results;

•
compliance with ever-evolving federal, state, and foreign laws and other requirements relating to the handling of information about individuals necessitates significant expenditure and resources, and any failure by us, our vendors or our business partners to comply may result in significant liability, negative publicity, and/or an erosion of trust, which could materially adversely affect our business, results of operations, and financial condition;

•
if we or our third-party providers experience cyberattacks or data security incidents, there may be damage to our brand and reputation, material financial penalties, and legal liability, which would materially adversely affect our business, results of operations, and financial condition;

•	failure to comply with, or changes in, laws, regulations and enforcement activities may adversely affect the products, services and markets in which we operate;
•	from time to time we are subject to various legal proceedings which could adversely affect our business, financial condition or results of operations;
•	damage to our reputation or brand image could adversely affect our sales and results of operations;
•	if we do not successfully optimize and operate shipping operations or customer service operations, our business could be harmed;
•	if we fail to effectively utilize technological advancements, including in artificial intelligence, our business and financial performance could be negatively impacted;
•	global conflict could negatively impact our business, results of operations, and financial condition;
•	product safety and quality concerns could have a material adverse impact on our revenue and profitability;
•
we depend on our suppliers’ and fulfillment partners’ representations regarding product safety, content and quality, product compliance with various laws and regulations, including registration and/or reporting obligations, and for proper labeling of products;

•	we have an evolving business model, which increases the complexity of our business;
•
investment in new business strategies, acquisitions, dispositions, partnerships, or other transactions could disrupt our ongoing business, present risks not originally contemplated and materially adversely affect our business, reputation, results of operations and financial condition; and

•	the other risks described in this prospectus and the documents incorporated by reference herein.
In evaluating all forward-looking statements, you should specifically consider the risks outlined above and in this prospectus and the documents incorporated by reference herein and therein, especially under the headings “Special Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors,” “Legal Proceedings,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and similar headings. Although we believe that our assumptions and expectations reflected in the forward-looking statements are reasonable as of the date hereof, we cannot guarantee or offer any assurance of future results, levels of activity, performance or achievements or events. Our forward-looking statements contained in this prospectus and the documents incorporated by reference herein and therein speak only as of the date of this prospectus and the documents incorporated by reference herein, and, except as required by law, we undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date hereof or any changes in our expectations or any change in any events, conditions or circumstances on which any of our forward-looking statements are based.
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PROSPECTUS SUMMARY
This summary provides an overview of our company and our business. This summary is not complete and does not contain all of the information you should consider before purchasing our securities. You should carefully read all of the information contained or incorporated by reference in this prospectus, including the “Risk Factors” and our consolidated financial statements and related notes contained herein and therein, before making an investment decision. Unless we specify otherwise, all references in this prospectus to “we,” “our,” “us,” “Bed Bath & Beyond” and the “Company” refer to Bed Bath & Beyond, Inc.
Our Company
We are an e-commerce expert with a singular focus: connecting consumers with products and services they love. As the owner of the iconic Bed Bath & Beyond, Overstock and buybuy BABY brands, as well as several other brands, we strive to curate an exceptional online shopping experience. Our suite of premier online retail brands allow us to offer a comprehensive array of products and services, catering to customers in the United States. Our e-commerce platform, accessible through our mobile app, www.bedbathandbeyond.com, and www.overstock.com (collectively referred to as the “Website”), serves as a gateway for those seeking a diverse array of top-tier, on-trend products that enable its customers to unlock their homes’ potential at competitive prices. From furniture, bedding, and bath essentials to patio and outdoor gear, area rugs, tabletop and cookware, décor, storage and organization solutions, small appliances, and home improvement items – we offer an extensive range of furniture and home furnishings to elevate our customers’ living spaces within the four corners of their home and the four corners of their property. We have included our Website addresses only as inactive textual references and do not intend them to be an active link to our Website or incorporate information from our Website into this prospectus.
Our company, based in Murray, Utah, was founded as a Utah limited liability company in 1997, reorganized as a C corporation in the State of Utah in 1998, and reincorporated in Delaware in 2002. We launched our initial website in March 1999. In November 2023, we changed our corporate name from Overstock.com, Inc. to Beyond, Inc., and transferred the principal listing of our common stock from the Nasdaq Global Market to the New York Stock Exchange.
Our common stock ceased trading under the ticker symbol “OSTK” on the Nasdaq Global Market at the close of market November 3, 2023 and on November 6, 2023, our common stock began trading under the ticker symbol “BYON” on the New York Stock Exchange.
Effective August 18, 2025, we changed our corporate name to Bed Bath & Beyond, Inc. On August 29, 2025, our common stock ceased trading under the ticker symbol “BYON” and began trading under ticker symbol “BBBY”. We will not distinguish between our prior and current corporate name and will refer to our current corporate name throughout this prospectus.
Our principal executive offices are located at 433 W. Ascension Way, 3rd Floor, Murray, Utah 84123, and our telephone number is (801) 947-3100.

THE OFFERING
This summary highlights the information contained elsewhere in this prospectus. You should read carefully the following summary together with the more detailed description of the terms of the Warrants and Common Stock contained elsewhere in this prospectus. See “Description of the Warrants” and “Description of Capital Stock” in this prospectus.
Issuer:
Bed Bath & Beyond, Inc.
The Warrant Distribution:
Our Board of Directors declared a distribution of transferable Warrants at no charge to all of our stockholders. We are distributing on October 7, 2025 (the “Distribution Date”), one (1) Warrant for every ten (10) shares of our Common Stock (equaling approximately 0.10 of a Warrant per share of Common Stock), rounded down to the nearest whole number. Each Warrant will entitle the holder thereof (the “Holder”) to purchase, at the Holder’s sole and exclusive election, at the Exercise Price (defined below), one (1) share of Common Stock as set forth in “Warrant Shares” below and subject to certain adjustments described in the “Anti-Dilution Adjustments” below.
We issued a total of 6,884,548 Warrants (which represent the right to purchase up to 6,884,548 shares of Common Stock, assuming that no Warrants or shares of Common Stock are rounded down). Our officers, directors, employees, affiliates and advisors and their respective affiliates who are also stockholders or other eligible recipients will receive Warrants similar to all other stockholders and other eligible recipients.
Holders may exercise all or a portion of their Warrants or choose not to exercise any Warrants at all, or may otherwise sell or transfer their Warrants, in each case, in their sole and absolute discretion, subject to applicable law.
No Fractional Warrants:
The Warrant Agent (defined below) will not be required to effect any transaction that would result in the issuance of a fraction of a Warrant. If any fractional Warrant would otherwise be required to be issued or distributed, we will round down the total number of Warrants to be issued to the relevant Holder to the nearest whole number. As a result, stockholders who own fewer than ten (10) shares (or combined multiples thereof) will not be entitled to any Warrants as a result of holding such shares. For example, stockholders who own 2, 166 or 338 shares of Common Stock would receive zero, 16 and 33 warrants, respectively.
Record Date:
5:00 p.m., New York City time, October 2, 2025.
Shares of Common Stock Outstanding as of the Record Date:
As of the Record Date, 68,845,481 shares of our Common Stock were issued and outstanding.
Shares of Common Stock Outstanding Assuming Complete Exercise of the Warrants:
We will not issue any shares of Common Stock directly in the Warrant Distribution. Based on the number of shares of Common Stock outstanding as of the Record Date, if all 6,884,548 Warrants issued in the Warrant Distribution were exercised, we would have 75,730,029 shares of Common Stock outstanding (in each case, assuming no Warrants or shares of Common Stock are rounded down).(1)
Warrant Shares:
Each Warrant will be exercisable for one (1) share of our Common Stock, subject to certain adjustments described in “Warrant Exercise Rate Adjustments” below. Such number of shares of Common Stock, as it may be adjusted, is referred to as the “Warrant Exercise Rate.”
No Fractional Shares:
The Company will not issue fractional shares of Common Stock, or pay cash in lieu thereof, upon the exercise of the Warrants. If a stockholder would be entitled to receive a fractional number of shares of Common Stock upon exercise of the Warrants, we will round down the total number of shares of Common Stock to be issued to such stockholder to the nearest whole number. The Company’s calculation shall be determinative.
Exercise Price:
$15.50 per Warrant (the “Exercise Price”). The Exercise Price must be paid in cash.
Issuance of Common Stock Upon Exercise of Warrants:
If you are a holder of record of our Common Stock and you exercise your Warrants to purchase Common Stock, our transfer agent will issue a direct registration account statement representing those shares to you as soon as practicable after the exercise of the Warrants. If your shares are held through a broker, dealer, custodian bank or other nominee and you exercise your Warrants, your account at your nominee will be credited with those shares as soon as practicable following the exercise of your Warrants.
Exercise Period:
Subject to applicable laws and regulations, the Warrants may be exercised only during the period commencing on the date of the effectiveness of the registration statement of which this prospectus is a part until 5:00 p.m. New York City time on the Expiration Date (defined below).
Any otherwise valid exercise of Warrant submitted after the applicable deadline for exercise may, in the sole and absolute discretion of the Company, be accepted and honored. The Company’s decision with respect to any such exercise shall be determinative.
Expiration Date:
Unless the Early Expiration Price Condition (defined below) is met, the Warrants will expire and cease to be exercisable at 5:00 p.m. New York City time on
(1)
The number of shares of our common stock that would be outstanding after this offering, assuming the exercise, issuance and sale of all shares of our Common Stock offered hereby is based on 68,845,481 shares of common stock outstanding as of the Record Date. It excludes, as of such date, (i) 2,549,143 shares of our Common Stock that may be issued upon the vesting of outstanding restricted stock units and performance stock units, (ii) 2,250,000 shares of Common Stock issuable upon the exercise of outstanding stock options, (iii) 146,642 shares of our Common Stock that remain available for future equity grants under our equity incentive plan, and (iv) 2,541,352 shares of our Common Stock that remain available for issuance under our employee stock purchase plan.

October 7, 2026 (the “Expiration Date”). As summarized in “Early Expiration Price Condition and Date” below, the Expiration Date is subject to automatic acceleration upon satisfaction of the Early Expiration Price Condition.
Early Expiration Price Condition and Date:
Upon the occurrence of the first 30 consecutive Trading Day (as defined in the Warrant Agreement) period (the “Reference Period”) that includes 20 Qualifying Trading Days (whether or not consecutive) the first of which 20 Qualifying Trading Days must fall on or after the first Trading Day immediately following the Issue Date (the “Early Expiration Price Condition”, and the last of such 20 Qualifying Trading Days to occur, the “Early Expiration Price Condition Date”), the Expiration Date will automatically accelerate to the date (the “Early Expiration Date”) that is the business day immediately following the Early Expiration Price Condition Date. Notwithstanding the foregoing, the Company may set an Alternate Expiration Date (defined below) in accordance with the provisions described below and as further described in the Warrant Agreement.
“Qualifying Trading Day” means any Trading Day on which the daily VWAP (as defined in the Warrant Agreement) of a share of Common Stock is at least equal to the Early Expiration Trigger Price in effect on the last day of the Reference Period.
The “Early Expiration Trigger Price” is initially equal to $18.60, subject to certain adjustments described in “Warrant Exercise Rate Adjustments” below.
In the event of an early expiration of the Warrants, Warrants will be exercisable until 5:00 p.m. New York City time on the Early Expiration Date, unless an Alternate Expiration Date is set as provided below.
If the Early Expiration Price Condition occurs, the Company will make a public announcement to that effect by issuance of a press release (the “Early Expiration Price Condition Notice”) as promptly as practicable after market close on the Early Expiration Price Condition Date setting forth the Early Expiration Date or an Alternate Expiration Date as set forth below.
Alternate Expiration Date:
The Company may, in its sole discretion, elect to set the Early Expiration Date on a date falling after the business day immediately following the Early Expiration Price Condition Date (such date, an “Alternate Expiration Date”). Any such Alternate Expiration Date shall be specified in the Early Expiration Price Condition Notice. In order to exercise the right to set an Alternate Expiration Date, the Company shall, no later than the fifth Qualifying Trading Day (whether or not consecutive) occurring in any 20 consecutive Trading Day period, make a public announcement by issuance of a press release that the Company is reserving the right to set an Alternate Expiration Date in the event the Early Expiration Price Condition does occur.
If the Company sets an Alternate Expiration Date, the expiration of the Warrants on such Alternate Expiration Date shall be conditioned on the daily VWAP of a share of Common Stock being at least equal to the quotient of the Exercise Price divided by the Warrant Exercise Rate for each of the two Trading Days immediately preceding such Alternate Expiration Date (the “Additional Price Condition”). As promptly as practicable after market close on the Trading Day immediately preceding the Alternate Expiration Date, the Company will make a public announcement by issuance of a press release as to whether the Additional Price Condition is met. The Company may, in its sole discretion, in any such press release, postpone (on one or more occasions) such Alternate Expiration Date to a new Alternate Expiration Date.
If the Additional Price Condition is not met as to an Alternate Expiration Date specified by the Company, unless the Company sets a new Alternate Expiration Date as set forth in the preceding paragraph (an “Alternate Expiration Date Annulment”), the Expiration Date will remain October 7, 2026 unless another Early Expiration Price Condition Date subsequently occurs. The definition of Early Expiration Price Condition, Early Expiration Price Condition Date and Reference Period are subject to appropriate adjustment as set forth in the Warrant Agreement in the event of an Alternate Expiration Date Annulment.
Form, Transfer and Exchange:
Indirect “street name” holders of Warrants should contact their broker, bank or other intermediary for information on how to transfer or exercise Warrants. The deadlines of such intermediaries or of the DTC may be earlier than the stated deadlines set forth in the Warrant Agreement and described in this prospectus. Record holders of Warrants should contact the Warrant Agent for information on how to transfer or exercise Warrants. The deadlines established by the Warrant Agent may also be earlier than the stated deadlines set forth in the Warrant Agreement and described in this prospectus.
Warrant Exercise Rate Adjustments:
The Warrant Exercise Rate is subject to certain adjustments for events including: (i) stock dividends, splits, subdivisions, reclassifications and combinations; (ii) other distributions and spinoffs; and (iii) shareholder rights plans, and may be amended by the Company. The Early Expiration Trigger Price is subject to proportional adjustment when the Warrant Exercise Rate is adjusted or amended or the Exercise Price is amended.
Use of Proceeds:
Assuming that all Warrants distributed are fully exercised for cash, we would receive proceeds of approximately $106.7 million in the aggregate, after deducting estimated commissions and estimated offering expenses. We intend to use the proceeds of any Warrant exercises for general corporate purposes.
Absence of a Public Market:
The Warrants are new securities and there is no established trading market for the Warrants. Accordingly, there can be no assurances as to the development or liquidity of any market for the Warrants. The Warrants will be listed for trading on the NYSE under the ticker BBBY WS. There can be no assurance that any such market will be available for trading of the Warrants.
Listing of Shares of Common Stock:
Shares of our Common Stock trade on the NYSE under the symbol BBBY.
Maintenance of Registration Statement:
We will use our commercially reasonable efforts to keep a registration statement effective, subject to certain exceptions, covering the issuance of the Common Stock issuable upon the exercise of the Warrants. If the registration statement ceases to be effective for any reason at the time of exercise of any Warrants, the right to exercise Warrants shall be automatically suspended until such registration statement becomes effective (any such period, an “Exercise Suspension Period”). The Company shall provide notice by press release, with a copy to the Warrant Agent, of any Exercise Suspension Period. No Early Expiration Price Condition Date, and no calculation of the VWAP for purposes of determining the Early Expiration Price Condition Date, shall occur during any Exercise Suspension Period. If the Expiration Date would otherwise fall in an Exercise Suspension Period, notwithstanding anything to the contrary in the Warrant Agreement, the Expiration Date shall be extended by the number of days included in such Exercise Suspension Period.
Rights as a Stockholder:
Holders of Warrants do not have any rights as a stockholder with respect to the shares of Common Stock issuable upon exercise of the Warrants prior to the time such Warrants are validly exercised, and the Exercise Price is paid.
Settlement:
Shares of Common Stock issuable upon exercise of Warrants are expected to be delivered to the applicable Holder as soon as commercially practicable after the applicable Exercise Date (as defined in the Warrant Agreement). Holders may not receive the shares within the typical one or two business day settlement after exercise of their Warrants. The Company reserves the right to change the settlement mechanics, and timing of settlement, as needed.
Governing Law:
The Warrants and the Warrant Agreement under which they are issued are governed by the laws of the State of New York.
Warrant Agent:
Computershare Trust Company N.A.

Risk Factors:
You should carefully read the section entitled “Risk Factors” on page 8 of this prospectus.
U.S. Federal Income Tax Consequences:
You should carefully read the section entitled “Material U.S. Federal Income Tax Consequences” on page 8 of this prospectus, and consult your tax advisors on tax treatment of the Warrants.
Important Dates
Please take note of the following important dates and times in connection with the Warrants and shares of Common Stock.

Relevant Date	Calendar Date or Method of Determination of Date
Record Date for holders of Common Stock to Receive Warrant Distribution:	October 2, 2025

Issuance Date of Warrant Distribution:	October 7, 2025

Expiration Date:	October 7, 2026, unless the Early Expiration Price Condition is met.

If the Early Expiration Price Condition is met, then the Expiration Date will be the Business Day immediately following the Early Expiration Price Condition Date, unless the Company sets an Alternate Expiration Date.

Early Expiration Price Condition Date:
The last day of the first 30 consecutive Trading Day period that includes 20 Qualifying Trading Days (whether or not consecutive) the first of which 20 Qualifying Trading Days must fall on or after the first Trading Day immediately following the Issue Date.

Deadline for Exercise if the Warrants Expire:	5:00 p.m. New York City time on the Expiration Date, as adjusted pursuant to the Early Expiration Price Condition.

Dates Warrants can be Exercised:
During the period commencing on the date of the effectiveness of the registration statement of which this prospectus is a part until 5:00 p.m. New York City time on the Expiration Date, as adjusted pursuant to the Early Expiration Price Condition.

Date of Payment of Exercise Price for Valid Exercise of Warrants:	The Exercise Price for the Warrants must be paid prior to 5:00 p.m. New York City time on the applicable Exercise Date.

Settlement Date for exercises of Warrants:	As soon as commercially practicable following the applicable Exercise Date.

RISK FACTORS
Investing in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks and uncertainties described under the heading “Risk Factors” contained or incorporated by reference in this prospectus, including the risk factors incorporated by reference herein from our most recent Annual Report on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q, as well as any amendments or updates thereto reflected in subsequent filings we make with the SEC. The risks described in these documents are not the only ones we face. There may be other unknown or unpredictable economic, business, competitive, regulatory, or other factors that could harm our future results. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks actually occurs, our business, financial condition, results of operations, or cash flow could be harmed. This could cause the trading price of our securities to decline, resulting in a loss of all or part of your investment. Please also read carefully the section below titled “Special Cautionary Note Regarding Forward-Looking Statements.”
The price of the Warrants may decline rapidly and significantly following their distribution.
If there is little or no market demand for the Warrants once trading begins, the trading price of the Warrants will likely decline following their distribution. Warrants are being distributed all at once, which could lead to demand and supply imbalances and cause the trading price of the Warrants to decline rapidly and significantly.
An active public market for the Warrants may not develop, which would adversely affect the liquidity and market price of the Warrants.
Prior to this Warrant Distribution, there has been no existing trading market for the Warrants. After we issue the Warrants and they start to trade on NYSE, they will be subject to trading dynamics over which we will have no control. An active and orderly trading market for the Warrants may never develop or, if it develops, it may not be sustained. The trading market for the Warrants may lack adequate size, liquidity or price transparency or may have an unusually high bid-ask spread. You may be unable to sell your Warrants at a price that is favorable to you.
The trading price for the Warrants may bear little or no relationship to traditional valuation methods, or to the market price of our Common Stock, and therefore the trading price of the Warrants may fluctuate significantly following their issuance.
The trading price of the Warrants may have little or no relationship to, and may be significantly lower, or at times higher, than the price that would otherwise be established using traditional indicators of value, such as our future prospects and those of our industry in general; future potential revenues, earnings, cash flows, and other financial and operating information, or multiples thereof; market prices of securities and other financial and operating information of companies engaged in drug development activities similar to ours; and the views of research analysts. Potential investors should not buy Warrants in the open market unless they are willing to take the risk that the trading price of the Warrants could fluctuate and decline significantly.
Hedging arrangements relating to the Warrants may affect the value and volatility of our Common Stock.
In order to hedge their financial positions, Warrant holders may enter into hedging transactions with respect to our Common Stock, may unwind or adjust hedging transactions and may purchase or sell large blocks of our Common Stock in one or more market transactions. The effect, if any, of these activities on the trading price of our Common Stock will depend in part on market conditions and cannot be known in advance, but any of these activities could adversely affect the value and price volatility of our Common Stock.
Exercising the Warrants is a risky investment and you may not be able to recover the value of your investment in the Common Stock received upon exercise of the Warrants. You should be prepared to sustain a total loss of the exercise price of your Warrants.
As of October 6, 2025, the last reported price of our Common Stock on the NYSE was $12.11 per share. In order for you to recover the value of your investment in the shares of Common Stock received upon exercise of a Warrant at the exercise price, the value of such shares of Common Stock must be more than the exercise price of the Warrants. While the price per share of our Common Stock was $12.11 as of October 6, 2025, if the value of the shares of Common Stock you receive upon exercise of a Warrant is lower than the amount you pay to the exercise the Warrant, you could experience a total loss of your investment in exercising the Warrants.

You may lose some or all of your financial investment after exercising a Warrant.
You may incur a financial or other loss upon or subsequent to the exercise of a Warrant due to a drop in our stock price, or by a failure to timely deliver Warrant shares as of any particular date after exercise, or for other reasons. If the market value of our Common Stock price declines, you may be unable to resell your shares at or above the price at which you acquired them through the exercise of Warrants. We cannot assure you that the price of our Common Stock will not fluctuate or decline significantly below your exercise price in the future, in which case you could incur substantial losses.
The trading price of the shares of our Common Stock and Warrants could be highly volatile, and purchasers of our Common Stock or Warrants could incur substantial losses.
During calendar year 2025 to-date, the closing sale price of shares of our Common Stock on NYSE has been reported as low as $3.68 per share and as high as $12.11 per share. This volatility may affect the price at which you could sell the shares of our Common Stock or Warrants, and the sale of substantial amounts of our Common Stock or Warrants could adversely affect the price of our Common Stock or Warrants. The trading prices of our Common Stock and Warrants are likely to continue to be volatile and subject to significant price and volume fluctuations in response to market and other factors, including those described in the sections captioned “Risk Factors” in this prospectus and the documents incorporated by reference herein and therein. Additionally, broad market and industry factors may negatively affect the market price of our Common Stock and Warrants, regardless of our actual operating performance.
As a result, you may not be able to sell your shares of Common Stock or Warrants at or above the price at which you purchase them.
Speculation in our publicly-traded Common Stock or Warrants may result in extreme price volatility.
Our stockholders or Warrant holders or outside investors may speculate on the direction of movements in the price of our Common Stock or Warrants. Speculation in the price of our Common Stock or Warrants may involve long and short exposures. Sudden changes in demand or supply for our Common Stock or Warrants due to speculation or other reasons may create trading anomalies that add volatility to the trading price of these securities. The volatility or direction of our stock price or Warrant price may be unrelated or disproportionate to our operating results, which could cause significant losses to your investments.
The settlement process for shares of Common Stock issuable upon exercise of Warrants is outside of our control and may cause you to lose the value of your investment.
The settlement process with respect to exercised Warrants refers to the time between exercise of a Warrant and when the issued Common Stock is delivered to your account, and you become the holder of record of such Common Stock. The settlement process is conducted by outside parties and broker-dealers and is therefore outside of our control.
Under Rule 15c6-1 of the Securities Exchange Act of 1934, the standard settlement cycle for most broker-dealer transactions is one business day, unless the parties to any such trade expressly agree otherwise. We understand that under existing financial industry practices, delivery of the shares of Common Stock upon exercise of Warrants will likely not occur within one business day, and delivery may take several business days. You could experience a significant loss of your investment in exercising Warrants if the settlement process takes longer than anticipated or fails to settle.
The issuance of Common Stock upon the exercise of the Warrants may depress our stock price.
We could issue a maximum of up to 6,884,548 shares of Common Stock in connection with the Warrant Distribution, which would be an approximately 10.0% increase from our current number of shares outstanding. The issuance of such additional shares of Common Stock upon exercise of the Warrants, and the resale of such shares on the open market after their issuance, or the perception that such sales could occur, could result in significant downward pressure on our stock price.
Warrant holders will not be entitled to any of the rights of holders of our Common Stock.
Warrant holders will not be entitled to any rights with respect to our Common Stock, including, without limitation, voting rights and rights to receive any dividends or other distributions on our Common Stock, but Warrant holders will be subject to all changes affecting our Common Stock.

You will have rights with respect to our Common Stock only if you receive our Common Stock upon exercising the Warrants for cash and only as of the date when you become a record owner of the shares of our Common Stock upon such exercise. For example, if an amendment is proposed to our charter or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the date you are deemed to be the owner of the shares of our Common Stock due upon exercise of your Warrants, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our Common Stock.
Because we do not currently intend to pay cash dividends on our Common Stock, stockholders will benefit from an investment in our Common Stock primarily if it appreciates in value.
We do not currently anticipate paying any cash dividends on shares of our Common Stock. Any determination to pay dividends in the future would be made by our Board of Directors and would depend upon results of operations, financial conditions, contractual restrictions, restrictions imposed by applicable law, and other factors our Board of Directors would deem relevant. Accordingly, realization of a gain on stockholders’ investments will primarily depend on the appreciation of the price of our Common Stock.
Our management will have broad discretion in the use of any net proceeds from this offering and may allocate any net proceeds from this offering in ways that you and other stockholders may not approve.
Our management will have broad discretion in the application of the net proceeds, if any, from this offering, including for any of the purposes described in the section entitled “Use of Proceeds,” and could spend the net proceeds in ways with which you may not agree. Accordingly, you will be relying on the judgment of our management with regard to the use of the net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the net proceeds are being used appropriately. It is possible that the net proceeds will be invested or otherwise used in a way that does not yield a favorable, or any, return for us, or that does not improve our operating results or enhance the value of our Common Stock or other securities. Because of the number and variability of factors that will determine our use of any net proceeds from the exercise of Warrants, the ultimate use of such net proceeds may vary substantially from their currently intended use. The failure of our management to use these net proceeds, if any, effectively could harm our business.
The Warrants do not automatically exercise, and any Warrant you do not exercise prior to the Expiration Date will lose all financial value.
Your Warrants do not automatically exercise, even if our Common Stock price remains at or above the exercise price of the Warrants. You are entitled to exercise the full number of Warrants registered in your name or any portion thereof. Any Warrant that you do not exercise for cash prior to the Expiration Date will expire unexercised and you will not receive any shares of our Common Stock. If the Early Expiration Price Condition occurs, the Expiration Date of your Warrants could be accelerated significantly. The Warrants will have no financial value after the Expiration Date.
Future sales or other dilution of our equity may adversely affect the market price of our Common Stock.
The Warrant Agreement does not restrict us from issuing additional shares of Common Stock to the public or under our employee and director compensation plans. We regularly evaluate opportunities to access capital markets, taking into account our capital needs, financial condition, strategic plans and other relevant considerations. The issuance of additional shares of Common Stock or common equivalent securities in future equity offerings will dilute the ownership interest of our existing Common Stockholders and may depress the trading value of the Warrants or our Common Stock. There can be no assurances that we will not in the future determine that it is advisable or necessary to issue additional shares of Common Stock or other securities convertible or exercisable for shares of Common Stock to fund our business needs. We also expect to continue to use equity and stock options to compensate our employees and directors and others. The market price of our Common Stock and the Warrants could decline significantly as a result of such offerings or issuances, or the perception that such offerings or issuances could occur.
Our registration statement covering the issuance of Common Stock issuable upon exercise of the Warrants may not be available at times.
We will use our commercially reasonable efforts to keep a registration statement effective, subject to certain exceptions, covering the issuance of the Common Stock issuable upon the exercise of the Warrants; however, we are not prohibited from suspending the use of the registration statement and can suspend it at any time at our discretion as described in this prospectus under the heading “Description of the Warrants – Registration and Suspension.” If at the time of exercise of Warrants, there is no effective registration statement covering the issuance of the shares of Common Stock underlying the Warrants, the right to exercise Warrants shall be automatically suspended until such registration statement becomes effective (any such period, an “Exercise Suspension Period”). The Company shall provide notice by press release, with a copy to the Warrant Agent, of any Exercise Suspension Period. If the Expiration Date would otherwise fall in an Exercise Suspension Period, notwithstanding anything to the contrary in the Warrant Agreement, the Expiration Date shall be extended by the number of days included in such Exercise Suspension Period.
We will require additional capital to support business growth, and this capital might not be available on favorable terms, or at all.
Our operations or expansion efforts will require substantial additional financial, operational, and managerial resources and we will need to raise additional funds to expand our operations. We may seek debt financing or additional equity capital. Additional capital may not be available to us, or may only be available on terms that adversely affect our existing stockholders, or that restrict our operations.
For example, if we raise additional funds through issuances of equity or convertible debt securities, our existing stockholders could suffer dilution, and any new equity securities we issue could have rights, preferences, and privileges superior to those of holders of our Common Stock. Upon liquidation, holders of our debt securities and lenders with respect to other borrowings will receive distributions of our available assets prior to the holders of our Common Stock. Since our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, our stockholders bear the risk of our future offerings reducing the market price of our Common Stock.

USE OF PROCEEDS
The net proceeds of this offering, if any, will be used for general corporate purposes. Assuming that all of the Warrants are fully exercised for cash, we expect that the net proceeds of this offering would be approximately $106.7 million, after deducting estimated commissions and estimated offering expenses. We cannot assure you that any of the Warrants will be exercised or that, if any Warrants are exercised, we will use the resulting proceeds in a way with which you agree.

PLAN OF DISTRIBUTION
Promptly following the effective date of the registration statement of which this prospectus is a part, we will distribute shares of our common stock to any holder upon the valid exercise of the Warrants in accordance with the terms of the Warrant Agreement. If a holder wishes to exercise the Warrants and purchase shares of our common stock, such holder should deliver a completed form of election to purchase shares of Common Stock, which contains certain representations by the holder of the Warrants, and payment of the Exercise Price in cash. See “Description of Warrants” and the Warrant Agreement, which is filed as an exhibit to the registration statement of which this prospectus forms a part, for more information concerning the exercise of the Warrants.

DESCRIPTION OF THE WARRANTS
On October 7, 2025, the Company is issuing up to 6,884,548 Warrants as a distribution to holders of record of shares of Common Stock on October 2, 2025 (the “Record Date”). The Warrants are being issued by the Company pursuant to the Warrant Agreement. The following description of the Warrants and the Warrant Agreement is only a brief summary and is qualified in its entirety by reference to the complete description of the terms of the Warrants set forth in the Warrant Agreement (including the Form of Warrant attached thereto), which has been filed as an exhibit to our Current Report on Form 8-K, filed on the date of this prospectus. The issuance of the Warrants has not been registered under the Securities Act because the issuance of a dividend in the form of a Warrant for no consideration is not a sale or disposition of a security or interest in a security for value pursuant to Section 2(a)(3) of the Securities Act. We have applied to list the Warrants on NYSE.
Warrant Exercise Rate
Each Warrant represents the right to purchase from the Company one share of Common Stock (the “Warrant Exercise Rate”) for cash at an initial exercise price of $15.50 (the “Exercise Price”) per Warrant, payable in U.S. dollars.
The Warrant Exercise Rate is subject to certain adjustments described in the “Anti-Dilution Adjustments” section below.
Expiration
Unless the Early Expiration Price Condition is met as described below, the Warrants will expire and cease to be exercisable at 5:00 p.m. New York City time on October 7, 2026 (the “Expiration Date”). The Expiration Date is subject to automatic acceleration upon satisfaction of the Early Expiration Price Condition.
Upon the occurrence of the first 30 consecutive Trading Day period that includes 20 Qualifying Trading Days (whether or not consecutive) the first of which 20 Qualifying Trading Days must fall on or after the first Trading Day immediately following the Issue Date (the “Early Expiration Price Condition” and the last of such 20 Qualifying Trading Days to occur, the “Early Expiration Price Condition Date”), the Expiration Date will automatically accelerate to the date (the “Early Expiration Date”) that is the business day immediately following the Early Expiration Price Condition Date, unless an Alternate Expiration Date is set as provided below.
If the Early Expiration Price Condition occurs, the Company will make a public announcement to that effect by issuance of a press release (the “Early Expiration Price Condition Notice”) as promptly as practicable after market close on the Early Expiration Price Condition Date setting forth the Early Expiration Date or an Alternate Expiration Date as set forth below.
The Company may, in its sole discretion, elect to set the Early Expiration Date on a date falling after the business day immediately following the Early Expiration Price Condition Date (such date, an “Alternate Expiration Date”). In order to exercise the right to set an Alternate Expiration Date, the Company shall, no later than the fifth Qualifying Trading Day (whether or not consecutive) occurring in any 20 consecutive Trading Day period, make a public announcement by issuance of a press release that the Company is reserving the right to set an Alternate Expiration Date in the event the Early Expiration Price Condition does occur. If the Company sets an Alternate Expiration Date, the expiration of the Warrants on such Alternate Expiration Date shall be conditioned on the daily VWAP of a share of Common Stock being at least equal to the quotient of the Exercise Price divided by the Warrant Exercise Rate for each of the two Trading Days immediately preceding such Alternate Expiration Date (the “Additional Price Condition”).
As promptly as practicable after market close on the Trading Day immediately preceding the Alternate Expiration Date, the Company will make a public announcement by issuance of a press release as to whether the Additional Price Condition is met. The Company may, in its sole discretion, in any such press release, postpone (on one or more occasions) such Alternate Expiration Date to a new Alternate Expiration Date.
If the Additional Price Condition is not met as to an Alternate Expiration Date specified by the Company, unless the Company sets a new Alternate Expiration Date as set forth in the preceding paragraph (an “Alternate Expiration Date Annulment”), the Expiration Date will remain October 7, 2026 unless another Early Expiration Price Condition Date subsequently occurs. The definition of Early Expiration Price Condition, Early Expiration Price Condition Date and Reference Period are subject to appropriate adjustment as set forth in the Warrant Agreement in the event of an Alternate Expiration Date Annulment.

For the purposes of the foregoing, “VWAP” of the Common Stock (or other security) on any date of determination means, (i) in the case of the Common Stock, for any day on which trading in the Common Stock generally occurs on the Exchange (or, if the Common Stock is not listed on the Exchange, the U.S. national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the Common Stock on such day), the per-share volume-weighted average price based on all trades in the consolidated tape system as displayed on Bloomberg page “BBBY US Equity HP” (setting: “Volume Weighted Average Line”) (or its equivalent successor if such page or setting is not available) in respect of such day and (ii) in the case of any other security, for any day on which trading in such security generally occurs on the Exchange (or, if such security is not listed on the Exchange, the U.S. national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of such security on such day), the per-share volume-weighted average price based on all trades in the consolidated tape system as displayed on Bloomberg page “HP” for such security in respect of such day. If such information is not so available for the Common Stock or such other security, the VWAP on such date shall be the Last Reported Sale Price for the Common Stock or such other security on such day.
A “Trading Day” for the purposes of the foregoing definition means a day on which the Common Stock (or other security) (i) at the close of regular way trading (not including after-hours or extended market trading) is not suspended from trading on the Exchange or, if the Common Stock (or such other security, as the case may be) is not listed on the Exchange, any U.S. national or regional securities exchange or association or over-the-counter market that is the primary market for the trading the Common Stock (or such other security, as the case may be) at the Close of Business, and (ii) has traded at least once regular way on the Exchange or, if the Common Stock (or such other security, as the case may be) is not listed on the Exchange, such other U.S. national securities exchange or association or over-the-counter market that is the primary market for the trading of the Common Stock (or such other security, as the case may be); provided that if the Common Stock (or such other security, as the case may be) is not so listed or traded, “Trading Day” means a Business Day.
A “Qualifying Trading Day” for purposes of the foregoing means any Trading Day on which the VWAP of the Common Stock on such Trading Day is at least equal to the Early Expiration Trigger Price in effect on the last day of the Reference Period.
The “Early Expiration Trigger Price” is initially equal to $18.60, subject to certain adjustments.
Subject to applicable laws and regulations and the terms of the Warrant Agreement, including the occurrence of the Early Expiration Price Condition or the Additional Price Condition, the Warrants may be exercised only during the period commencing on the date of the effectiveness of the registration statement of which this prospectus is a part until 5:00 p.m. New York City time on the Expiration Date.
Form and Transfer
The Company is issuing the Warrants in uncertificated, direct registration form. Warrant holders will not be entitled to receive physical certificates. Registration of ownership will be maintained by the Warrant Agent. If you are a holder of record of shares of Common Stock as of the Record Date, the Warrant Agent will issue a direct registration account statement representing those Warrants. For holders of shares of Common Stock as of the Record Date that hold such shares through a broker, dealer, custodian bank or other nominee, the Warrants will be represented by a global security registered in the name of a depository, which will be the holder of all the Warrants represented by the global security. Those holders who own beneficial interests in a global Warrant will do so through participants in the depository’s system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depository and its participants.
The Warrant Agent will not be required to effect any registration of transfer or exchange that would result in any fraction of a Warrant. If any fractional Warrant would otherwise be required to be issued or distributed, the Company or the Warrant Agent, as applicable, will round down the total number of Warrants to be issued to the relevant holder to the nearest whole number.
Record owners of Warrants may transfer Warrants through the process established by the Warrant Agent. Indirect, “street name” holders of Warrants should contact their broker, bank or other intermediary for information on how to transfer Warrants.

Exercise
All or any part of the Warrants may be exercised during the period commencing on the date of the effectiveness of the registration statement of which this prospectus is a part until 5:00 p.m. New York City time on the Expiration Date (as it may be adjusted) by delivering a completed form of election to purchase shares of Common Stock, which contains certain representations by the holder of the Warrants, and payment of the Exercise Price in cash. Any such delivery that occurs on a day that is not a Business Day or is received after 5:00 p.m., New York City time, on any given Business Day will be deemed received and exercised on the next succeeding Business Day. Record owners of Warrants may exercise Warrants through the process established by the Warrant Agent. Indirect, “street name” holders of Warrants should contact their broker, bank or other intermediary for information on how to exercise Warrants.
If a registration statement is not effective at any time or from time to time, the right to exercise Warrants shall be automatically suspended until such registration statement becomes effective as described under “Registration and Suspension” below.
Upon delivery of Warrant Shares upon exercise of Warrants, the Company will issue such whole number of Warrant Shares as the exercising Warrant holder is entitled to receive. If your Warrants are held through a broker, dealer, custodian bank or other nominee and you exercise your Warrants, your account at your nominee will be credited with those shares following the exercise of your Warrants. If you are a holder of record of our Common Stock and you exercise your Warrants, our transfer agent will issue a direct registration account statement representing those shares to you after the exercise of the Warrants.
Amendment
The Warrant Agreement may be amended without the consent of any Warrant holder to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor company in any Business Combination (as defined in the Warrant Agreement), to extend the Expiration Date, to decrease the Exercise Price or increase the Warrant Exercise Rate, to provide for net share settlement upon exercise of the Warrants, to make any change that does not adversely affect the rights of any holder in any material respect, to provide for a successor Warrant Agent or Calculation Agent, in connection with any business combination, to provide that the Warrants are exercisable for units of reference property or to conform the provisions of the Warrant Agreement or the certificates for the Warrant this “Description of the Warrants” section of this prospectus. The consent of a majority in interest of the then-outstanding Warrants is required for any amendment that materially and adversely affects the interests of the holders of the then-outstanding Warrants.
Registration and Suspension
The Company has agreed in the Warrant Agreement to use commercially reasonable efforts to cause a shelf registration statement (including, at the Company’s election, an existing registration statement), filed pursuant to Rule 415 (or any successor provision) of the Securities Act, covering the issuance of shares of Common Stock to the Warrant holders upon exercise of the Warrants to remain effective until the earlier of (i) such time as all Warrants have been exercised and (ii) the Expiration Date. The Company may suspend the availability of the registration statement relating to the Warrants from time to time if the Board of Directors of the Company determines that such a suspension would be necessary or desirable, as determined by the Company in its sole discretion, and the Company provides notice to the Warrant holders. No calculation of the VWAP for purposes of determining the Early Expiration Price Condition shall occur during any period in which the registration statement is suspended, and if the Expiration Date would otherwise fall in an period in which the registration statement is suspended, the Expiration Date shall be delayed by the number of days comprised in such Exercise Suspension Period.
We will use our commercially reasonable efforts to keep a registration statement effective, subject to certain exceptions, covering the issuance of the Common Stock issuable upon the exercise of the Warrants. If the registration statement ceases to be effective for any reason at the time of exercise of any Warrants, the right to exercise Warrants shall be automatically suspended until such registration statement becomes effective (any such period, an “Exercise Suspension Period”). The Company shall provide notice by press release, with a copy to the Warrant Agent, of any Exercise Suspension Period. No Early Expiration Price Condition Date, and no calculation of the VWAP for purposes of determining the Early Expiration Price Condition Date, shall occur during any Exercise Suspension Period. If the Expiration Date would otherwise fall in an Exercise Suspension Period, notwithstanding anything to the contrary in the Warrant Agreement, the Expiration Date shall be extended by the number of days included in such Exercise Suspension Period.

Other
A holder of unexercised Warrants, in his or her capacity as such, is not entitled to any rights of a holder of shares of Common Stock, including, without limitation, the right to vote or to receive dividends or other distributions.
All expenses related to the registration and approval of the shares of Common Stock issuable upon exercise of the Warrants will be borne by the Company.
Anti-Dilution Adjustments
The Warrant Exercise Rate shall be subject to adjustment, without duplication, as follows, except that the Company shall not make any such adjustments if each holder has the opportunity to participate, at the same time and upon the same terms as holders of the shares of Common Stock and solely as a result of holding the Warrants in any of the transactions described below, without having to exercise such holder’s Warrants, as if such holder held a number of shares of Common Stock equal to the product (rounded down to the nearest whole multiple of a share of Common Stock) of (i) the Warrant Exercise Rate in effect on the record date for such transaction and (ii) the number of Warrants held by it on such record date.
(a) Stock Dividends, Splits, Subdivisions, Reclassifications and Combinations. If the Company shall (i) exclusively issue shares of Common Stock to all or substantially all holders of Common Stock as a dividend or distribution on shares of the Common Stock, (ii) subdivide or reclassify the issued and outstanding shares of Common Stock into a greater number of shares, or (iii) combine, consolidate or reclassify the issued and outstanding shares of Common Stock into a smaller number of shares, then the Warrant Exercise Rate shall be adjusted based on the following formula:

WER1 = WER0 ×	OS1
OS0

where:

WER1	=
the Warrant Exercise Rate in effect at the open of business on the Ex-Date for such dividend or distribution, or at the open of business on the effective date of such subdivision, combination, consolidation or reclassification, as applicable;

WER0	=
the Warrant Exercise Rate in effect immediately prior to the open of business on the Ex-Date for such dividend or distribution, or immediately prior to open of business on the effective date of such subdivision, combination, consolidation or reclassification, as applicable;

OS1	=
the number of shares of Common Stock outstanding immediately after, and solely as a result of giving effect to, such dividend, distribution, subdivision, combination, consolidation or reclassification, as applicable;

OS0	=
the number of shares of Common Stock outstanding immediately prior to the open of business on the Ex-Date for such dividend or distribution or immediately prior to the open of business on the effective date of such subdivision, combination, consolidation or reclassification, as applicable (before giving effect to any such dividend, distribution, or subdivision, consolidation, combination or reclassification, as applicable).

Any adjustment made under this provision shall become effective at the open of business on such Ex-Date for such dividend or distribution, or at the open of business on the effective date for such subdivision, consolidation, combination or reclassification, as applicable. If an adjustment to the Warrant Exercise Rate is made in respect of any dividend, distribution, subdivision, consolidation, combination or reclassification of the type described in this provision but such dividend, distribution, subdivision, consolidation, combination or reclassification is not so paid or made, the Warrant Exercise Rate shall be readjusted, effective as of the date the Board of Directors determines not to pay or make such dividend, distribution, subdivision, consolidation, combination or reclassification, to the Warrant Exercise Rate that would then be in effect at such time had no such adjustment been made.
(b) Rights Issues. If the Company issues to all or substantially all holders of the Common Stock any rights, options or warrants entitling them, for a period of not more than 45 calendar days after the announcement date of such issuance, to subscribe for or purchase shares of the Common Stock at a price per share that is less than the arithmetic average of the Last Reported Sale Prices of the Common Stock on each Trading Day comprised in the period of 10 consecutive Trading Days immediately preceding the date of announcement of such issuance, the Warrant Exercise Rate shall be increased based on the following formula:

WER1 = WER0 ×	OS0 + X
OS0 + Y

where:

WER1	=	the Warrant Exercise Rate in effect at the open of business on the Ex-Date for such issuance;

WER0	=	the Warrant Exercise Rate in effect immediately prior to the open of business on the Ex-Date for such issuance;

OS0	=	the number of shares of Common Stock outstanding immediately prior to the open of business on the Ex-Date for such issuance;

X	=	the total number of shares of Common Stock issuable pursuant to such rights, options or warrants; and

Y	=
the number of shares of Common Stock equal to the aggregate price payable to exercise such rights, options or warrants, divided by the arithmetic average of the Last Reported Sale Prices of the Common Stock on each Trading Day comprised in the period of 10 consecutive Trading Days immediately preceding the date of announcement of the issuance of such rights, options or warrants.

Any adjustment to the Warrant Exercise Rate made under this provision shall be made whenever any such rights, options or warrants are issued and shall become effective at the open of business on the Ex-Date for such issuance. To the extent that shares of the Common Stock are not delivered after the expiration of such rights, options or warrants, the Warrant Exercise Rate shall be decreased to the Warrant Exercise Rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered. If an adjustment to the Warrant Exercise Rate is made in respect of any such issuance of rights, options or warrants but such rights, options or warrants are not so issued, the Warrant Exercise Rate shall be readjusted, effective as of the date the Board of Directors determines not to issue such rights, options or warrants, to the Warrant Exercise Rate that would then be in effect at such time had no such adjustment been made.
For purposes of this provision, in determining whether any rights, options or warrants entitle the holders of the Common Stock to subscribe for or purchase shares of the Common Stock at less than such arithmetic average of the Last Reported Sale Prices of the Common Stock on each Trading Day comprised in the period of 10 consecutive Trading Days immediately preceding the date of announcement for such issuance, and in determining the aggregate offering price of such shares of Common Stock, there shall be taken into account any consideration received by the Company for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by the Board of Directors.
(c) Other Distributions and Spin-Offs.
(i) Distributions Other than Spin-Offs. If the Company makes a distribution to all or substantially all holders of its Common Stock, of its capital stock, evidences of indebtedness, other assets or property of the Company, or rights, options or warrants to acquire its capital stock or other securities, excluding:
(1) any dividends, distributions or issuances described in the provisions above;
(2) any dividends or distributions paid exclusively in cash described in the provisions below;
(3) any dividends or distributions in connection with a business combination, reclassification, change, consolidation, merger, conveyance, transfer, sale, lease or other disposition resulting in the change in the securities or property receivable upon the exercise of a warrant;

(4) any rights issued pursuant to a shareholders’ rights plan adopted by the Company, other than as described in clause (e) below; and
(5) any Spin-Offs described below,
then the Warrant Exercise Rate shall be increased based on the following formula:

WER1 = WER0 ×	SP0
SP0 – FMV

where:

WER1	=	the Warrant Exercise Rate in effect at the open of business on the Ex-Date for such distribution;

WER0	=	the Warrant Exercise Rate in effect immediately prior to the open of business on the Ex-Date for such distribution;

SP0	=
the arithmetic average of the Last Reported Sale Prices of the Common Stock on each Trading Day comprised in the period of 10 consecutive Trading Days immediately preceding the Ex-Date for such distribution; and

FMV	=
the Fair Market Value, as of the open of business on the Ex-Date for such distribution, of the shares of capital stock, evidences of indebtedness, assets or property of the Company, cash, rights or warrants distributed with respect to each outstanding share of Common Stock.

Any adjustment to the Warrant Exercise Rate under this provision shall become effective at the open of business on the Ex-Date for such distribution.
(ii) Spin-Offs. With respect to an adjustment pursuant to this provision where there has been a payment of a dividend or other distribution by the Company to all or substantially all holders of its Common Stock in shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit of the Company that will be, upon distribution, listed or quoted on a U.S. national or regional securities exchange (a “Spin-Off”), then the Warrant Exercise Rate shall be increased based on the following formula:

WER1 = WER0 ×	FMV + SP0
SP0

where:

WER1	=	the Warrant Exercise Rate in effect at the open of business on the Ex-Date of the Spin-Off;

WER0	=	the Warrant Exercise Rate in effect immediately prior to the open of business on the Ex-Date of the Spin-Off;

FMV	=
the arithmetic average of the Last Reported Sale Prices of the capital stock or similar equity interest distributed to holders of the Common Stock (determined by reference to the definition of Last Reported Sale Price as if references therein to Common Stock were to such capital stock or similar equity interest) applicable to one share of Common Stock on each day which is a Trading Day for both the Common Stock and the capital stock or similar equity interest so distributed (each, a “Valuation Trading Day”) comprised in the period of 10 consecutive Valuation Trading Days commencing on the Ex-Date for such Spin-Off (or, if such Ex-Date is not a Valuation Trading Day, commencing on the immediately following Valuation Trading Day) (such period, the “Valuation Period”); and

SP0	=	the arithmetic average of the Last Reported Sale Prices of the Common Stock on each Trading Day comprised in the Valuation Period.

Any adjustment to the Warrant Exercise Rate under this provision shall be made immediately after the close of business on the last day of the Valuation Period, but shall become effective at the open of business on the Ex-Date for the Spin-Off.
If an adjustment to the Warrant Exercise Rate is made in respect of any distribution of the type described in this provision but such distribution is not so made, the Warrant Exercise Rate shall be readjusted, effective as of the date the of Directors determines not to make such distribution, to the Warrant Exercise Rate that would then be in effect at such time had no such adjustment been made.
(d) Cash Dividends or Distributions. If any cash dividend or distribution is paid to all or substantially all holders of Common Stock, then the Warrant Exercise Rate shall be increased based on the following formula:

WER1 = WER0 ×	SP0
SP0 – C

where:

WER1	=	the Warrant Exercise Rate in effect at the open of business on the Ex-Date for such dividend or distribution; and

WER0	=	the Warrant Exercise Rate in effect immediately prior to the open of business on the Ex-Date for such dividend or distribution;

SP0	=
the arithmetic average of the Last Reported Sale Prices of the Common Stock on each Trading Day comprised in the period of ten consecutive Trading Days immediately preceding the Ex-Date for such dividend or distribution;

C	=	the amount in cash per share the Company distributes to holders of the Common Stock;

Any adjustment to the Warrant Exercise Rate made under this provision shall become effective at the open of business on the Ex-Date for such dividend or distribution. If an adjustment to the Warrant Exercise Rate is made in respect of any dividend or distribution of the type described in this provision but such dividend or distribution is not so paid, the Warrant Exercise Rate shall be readjusted, effective as of the date the Board of Directors determines not to pay such dividend or distribution, to the Warrant Exercise Rate that would then be in effect at such time had no such adjustment been made.
(e) Shareholder Rights Plan. If the Company has a shareholder rights plan in effect upon exercise of any Warrant, each share of Common Stock, if any, issued upon such exercise shall be entitled to receive the appropriate number of rights, if any, and the certificates representing the Common Stock issued upon such exercise shall bear such legends, if any, in each case as may be provided by the terms of any such shareholder rights plan, as the same may be amended from time to time. However, if, prior to any exercise, the rights have separated from the shares of Common Stock in accordance with the provisions of the applicable shareholder rights plan so that the holders of Warrants would not be entitled to receive any rights in respect of Common Stock, if any, issuable upon exercise, the Warrant Exercise Rate shall be adjusted at the time of separation as if the Company had made a distribution to all holders of its Common Stock, subject to readjustment in the event of the expiration, termination or redemption of such rights.
All adjustments to the Warrant Exercise Rate shall be made by the Calculation Agent to the nearest whole multiple of 0.00001 (with 0.000005 being rounded upwards) share of Common Stock.
Notwithstanding anything to the contrary in the Warrant Agreement or the Warrants, (i) if the provisions of the Warrant Agreement shall require that an adjustment be made to the Warrant Exercise Rate in respect of any distribution or other relevant event, and the shares of Common Stock issuable in respect of any exercise are entitled to participate in such distribution or other relevant event, such adjustment shall not be given effect for the purpose of such exercise of Warrants and (ii) if the Exercise Date in respect of any exercise of Warrants falls after the record date for any Spin-Off and on or before the last day of the relevant Valuation Period, delivery of the shares of Common Stock issuable (or amount of cash payable, as applicable) pursuant to such exercise shall occur as soon as practicable after the last day of such Valuation Period.

Any adjustments described above shall be made successively whenever an event referred to therein shall occur.
Business Combinations and Reorganizations
In the event of a merger, consolidation, amalgamation, statutory share exchange or similar transaction that requires the approval of the Company’s stockholders (a “Business Combination”) or reclassification of Common Stock, other than a reclassification of Common Stock referred to in “Anti-dilution Adjustments” above, the right of a Warrant holder to receive Common Stock upon exercise of a Warrant will be converted into the right to exercise a Warrant to acquire, per each Warrant, the number of shares or other securities or property (including cash) that a number of shares of Common Stock equal to the Warrant Exercise Rate (in effect at the time of such Business Combination or reclassification) immediately prior to such Business Combination or reclassification would have been entitled to receive upon consummation of such Business Combination or reclassification (the amount of such shares, other securities or property in respect of a share of Common Stock being herein referred to as a “Unit of Reference Property”). If the Business Combination causes the Common Stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), then the composition of the Unit of Reference Property into which the Warrants will be exercisable will be deemed to be the weighted average of the types and amounts of consideration actually received by the holders of Common Stock.
Certain Definitions
“Business Day” means each day that is not a Saturday, Sunday or a day on which banking institutions are allowed by law, regulation or executive order to be closed in the State of New York.
“Last Reported Sale Price” means, with respect to the Common Stock (or other security), on any given day, the last sale price, regular way, or, in case no such sale takes place on such day, the average of the last bid price and last ask price (or, if more than one in either case, the arithmetic average of the average last bid prices and the average last prices), regular way, of the Common Stock (or such other security, as the case may be) as reported in composite transactions for the Exchange on such day, without regard to after-hours or extended market trading, provided that if the Common Stock (or such other security, as the case may be) is not listed on the Exchange on any date of determination, the Last Reported Sale Price of the Common Stock (or such other security, as the case may be) on such date of determination means the closing sale price as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock (or such other security, as the case may be) is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal U.S. national or regional securities exchange on which the Common Stock (or such other security, as the case may be) is so listed or quoted, or, if the Common Stock (or such other security, as the case may be) is not so listed or quoted on a U.S. national or regional securities exchange, the last quoted bid price for the Common Stock (or such other security, as the case may be) in the over-the-counter market as reported by OTC Markets Group Inc. or a similar organization, or, if that bid price is not available, the Last Reported Sale Price of the Common Stock (or such other security, as the case may be) on that date shall mean the Fair Market Value per share of Common Stock (or such other security, as the case may be) as of such day.
Calculations in respect of the Warrants; Calculation Agent
The company will appoint a calculation agent (the “Calculation Agent”), which will be responsible for making all calculations and other determinations specified to be made by it under this Warrant Agreement and the Warrants, and any calculations and determinations not so specified will be the responsibility of the Company or an Independent Advisor (as defined in the Warrant Agreement). All calculations and determinations will be made in good faith and, absent manifest error, such calculations and determinations will be final and binding on holders of the Warrants and the Warrant Agent. The Company will provide with reasonable notice a schedule of the calculations and determinations made by the Company, the Calculation Agent or an Independent Advisor, as applicable, to the Warrant Agent. The Warrant Agent is entitled to rely conclusively upon the accuracy of the calculations and determinations made by the Company and the Calculation Agent without independent verification. All calculations are subject to rounding as described in the Warrant Agreement.

DESCRIPTION OF CAPITAL STOCK
The following information describes our common stock, par value $0.0001 per share, as well as certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws. This description is only a summary. For a complete statement of the terms and rights of the common stock, you should also refer to our amended and restated certificate of incorporation and amended and restated bylaws which have been publicly filed with the SEC, as well as the General Corporation Law of the State of Delaware (“DGCL”). See “Where You Can Find More Information; Incorporation by Reference.”
Capital Stock
Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.0001 per share, and 5,000,000 shares of preferred stock, par value $0.0001 per share. Our board of directors may establish the rights, powers and preferences of undesignated preferred stock from time to time. Our board of directors is authorized, without stockholder approval, except as required by the listing standards of the New York Stock Exchange, to issue additional shares of our authorized capital stock.
Common Stock
Voting Rights
The holders of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Our amended and restated certificate of incorporation prohibits cumulative voting. Pursuant to our amended and restated bylaws, the election of directors shall be decided by a plurality vote of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. With respect to matters other than the election of directors, if a quorum is present, the affirmative vote of a majority of the shares represented and voting at a duly held meeting (which shares voting affirmatively also constitute at least a majority of the required quorum) shall be the act of the stockholders, unless the vote of a greater number or a vote by classes is required by law, by our amended and restated certificate of incorporation or by our amended and restated bylaws. The holders of a majority of the shares issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders. Our amended and restated certificate of incorporation prohibits stockholders from taking action by written consent in lieu of a meeting.
Dividend Rights
We have never declared or paid any cash dividends on our common stock. We currently intend to retain any earnings for future growth and do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors and will depend on our results of operations, financial conditions, contractual and legal restrictions and other factors the board deems relevant.
Preemption, Conversion, and Redemption Rights
Holders of our common stock have no preemptive or conversion rights or other subscription rights, and there are no redemption provisions applicable to the common stock. The outstanding shares of common stock are fully paid and non-assessable. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock that we may designate and/or issue in the future.
Board of Directors
The number of directors is fixed by, or in the manner provided in, our amended and restated certificate of incorporation and amended and restated bylaws. Commencing at the 2025 annual meeting of stockholders, all of our directors elected at an annual meeting of stockholders shall hold office for a term that expires at the next annual meeting of stockholders (or until their respective successors shall have been elected and qualified or until their earlier death, resignation or removal). The term of each director serving as of and immediately following the date of the 2024 annual meeting of stockholders shall expire at the 2025 annual meeting of stockholders, notwithstanding that such director may have been elected for a term that extended beyond the date of the 2025 annual meeting of stockholders.

Anti-Takeover Effects of Certain Provisions of Delaware Law
Provisions of Delaware law and of our amended and restated certificate of incorporation and amended and restated bylaws could make the acquisition of the Company through a tender offer, a proxy contest or other means more difficult and could make the removal of incumbent officers and directors more difficult. These provisions can discourage inadequate takeover bids and encourage persons seeking to acquire control of the Company to first negotiate with our board of directors. We believe that the benefits provided by our ability to negotiate with the proponent of an unsolicited proposal would outweigh the disadvantages of discouraging these proposals. We believe the negotiation of an unsolicited proposal could result in terms more favorable to our stockholders.
We are subject to Section 203 of the DGCL, which prohibits persons deemed to be “interested stockholders” from engaging in a “business combination” with a publicly held Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this law may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors.
This summary of the provisions of Section 203 of the DGCL does not purport to be complete and is qualified in its entirety by reference to our amended and restated certificate of incorporation, our amended and restated bylaws, and the DGCL.
Anti-Takeover Provisions of the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws
Certain provisions in our amended and restated certificate of incorporation and amended and restated bylaws summarized below could discourage, delay or prevent a change in control of our Company or changes in our management that the stockholders of our Company may deem advantageous.
Preferred Stock
Under our amended and restated certificate of incorporation, the board of directors may issue, without further stockholder approval, shares of preferred stock in one or more series and may also set forth the voting powers, full or limited or none, of each such series of preferred stock, which the board could use to implement a stockholder rights plan (also known as a “poison pill”). The board of directors shall fix the designations, preferences and relative, participating, optional or other special rights of each such series of preferred stock and the qualifications, limitations or restrictions of such powers, designations, preferences or rights.
No Action by Written Consent
Under our amended and restated certificate of incorporation and amended and restated bylaws, stockholders of the Company may not take action by written consent in lieu of a meeting.
Special Meetings of Stockholders
Under our amended and restated bylaws, special meetings of our stockholders may be called only by the board of directors, the chairman of the board, the chief executive officer, or the president of the Company.
Advance Notice Requirements for Stockholders Proposals and Director Nominations
Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals to be brought before a stockholder meeting and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.
Board of Directors and Vacancies
The authorized number of directors on the board of directors will be established from time to time by resolution of the board of directors. Vacancies arising through death, resignation, removal, an increase in the number of directors or otherwise may be filled only by a majority of the directors then in office, though less than a quorum, or by a sole remaining director.

Amendment of Our Amended and Restated Bylaws
The board of directors is expressly authorized to make, alter or repeal our amended and restated bylaws. Our amended and restated bylaws provide that stockholders are permitted to amend the amended and restated bylaws only with the approval of the holders of sixty-six and two-thirds percent (66 2/3%) of the voting power of outstanding capital stock entitled to vote at an election of directors.
Forum Selection Clause
Under the amended and restated certificate of incorporation and the amended and restated bylaws, unless the Company consents in writing to the selection of an alternative forum, the sole and exclusive forum for making certain types of claims will be a state or federal court located within the State of Delaware. This provision applies to (i) any derivative action or proceeding brought on behalf of the company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of the Company to the Company or its stockholders, (iii) any action asserting a claim against the company or any director or officer or other employee of the Company arising pursuant to any provision of the DGCL or our amended and restated certificate of incorporation and the amended and restated bylaws, or (iv) any action asserting a claim against the company or any director or officer or other employee of the company governed by the internal affairs doctrine.
Transfer Agent and Registrar
Our transfer agent and registrar for our common stock is Computershare Trust Company, N.A.
Listing
Our common stock is listed on the New York Stock Exchange under the trading symbol “BBBY.”

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
The following discussion is a summary of the material U.S. federal income tax consequences to U.S. holders (as defined below) of the Warrant Distribution and the ownership and exercise of Warrants received in the Warrant Distribution, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local, or non-U.S. tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a U.S. holder. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the Warrant Distribution and the ownership and exercise of Warrants received in the Warrant Distribution.
This discussion is limited to U.S. holders that hold our Common Stock and the Warrants as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a U.S. holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income and the alternative minimum tax. In addition, it does not address consequences relevant to U.S. holders subject to special rules, including, without limitation:
•	U.S. expatriates and former citizens or long-term residents of the United States;
•	persons holding our common stock as part of a hedge, straddle, or other risk reduction strategy or as part of a conversion transaction or other integrated investment;
•	banks, insurance companies, and other financial institutions;
•	brokers, dealers, or traders in securities;
•	partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);
•	tax-exempt organizations or governmental organizations;
•	persons deemed to sell our common stock under the constructive sale provisions of the Code;
•	persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation;
•	tax-qualified retirement plans; and
•	persons subject to special tax accounting rules as a result of any item of gross income with respect to the stock being taken into account in an applicable financial statement.
If an entity treated as a partnership for U.S. federal income tax purposes holds shares of Common Stock or Warrants, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership, and certain determinations made at the partner level. Accordingly, partnerships holding our common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them of the Warrant Distribution and the ownership and exercise of Warrants received in the Warrant Distribution.
THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE WARRANT DISTRIBUTION AND THE OWNERSHIP AND EXERCISE OF WARRANTS RECEIVED UNDER THE WARRANT DISTRIBUTION ARISING UNDER U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

For purposes of this discussion, a U.S. holder is a beneficial owner of shares of Common Stock receiving Warrants or a beneficial owner of Warrants that is:
(i)	an individual who is a citizen or resident of the United States;
(ii)
a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of a political subdivision thereof (including the District of Columbia);

(iii)	an estate whose income is subject to U.S. federal income taxation, regardless of its source; or
(iv)
a trust if: (a) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (b) it has a valid election in place to be treated as a U.S. person.

Tax Consequences of the Warrant Distribution
The Warrant Distribution is intended to be treated as a non-taxable distribution under Section 305(a) of the Code. If, however, the Warrant Distribution were treated as a distribution subject to Section 305(b) of the Code, a U.S. holder’s shares of Common Stock would be treated for U.S. federal income tax purposes as receiving a distribution equal to the fair market value of the Warrants. In such case, the Warrant Distribution would be taxable as a dividend to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). The remainder of this discussion assumes that the Warrant Distribution will be treated as a non-taxable distribution under Section 305(a) of the Code.
Tax Basis and Holding Period in the Warrants
If the fair market value of the Warrants received in the Warrant Distribution is less than 15% of the fair market value of a U.S. holder’s shares of Common Stock on the date of the Warrant Distribution, the Warrants received will be allocated a zero tax basis for U.S. federal income tax purposes, unless such U.S. holder elects to allocate tax basis between the existing shares of Common Stock and the Warrants in proportion to their relative fair market values determined on the date of the Warrant Distribution. A U.S. holder that elects to allocate tax basis between such holder’s existing shares of Common Stock and Warrants must make this election on a statement included with such holder’s tax return for the taxable year in which the Warrant Distribution occurs. Such an election is irrevocable. If, however, the fair market value of the Warrants received in the distribution is 15% or more of the fair market value of a U.S. holder’s shares of Common Stock on the date of the Warrant Distribution, such holder’s tax basis in the existing shares of Common Stock must be allocated between the existing shares of Common Stock and the Warrants in proportion to their relative fair market values determined on the date of the Warrant Distribution. Based upon the terms of the Warrants and the Warrant Distribution, the Company intends to take the position that the fair market value of the Warrants received in the Warrant Distribution is less than 15% of the fair market value of a U.S. holder’s shares of Common Stock on the date of the Warrant Distribution.
A U.S. holder’s holding period for the Warrants will include the holding period for the shares of Common Stock with respect to which the Warrants were received.
Possible Constructive Distributions
The number of shares of Common Stock that a holder is entitled to receive upon exercise of a Warrant and the Exercise Price of the Warrant are subject to certain anti-dilution adjustments. Certain of these adjustments (including adjustments as a result of a distribution to holders of shares of Common Stock) could cause a holder to be deemed to receive a “constructive distribution” that is includible in income for U.S. federal income tax purposes. U.S. holders should consult their tax advisors regarding the possibility of constructive distributions with respect to the Warrants.
Lapse of a Warrant
If the Warrants received in the Warrant Distribution expire while a U.S. Holder owns the shares of Common Stock with respect to which the Warrants were distributed, such U.S. holder generally should not recognize any gain or loss upon that expiration. If a U.S. holder has tax basis in the Warrants and allows the Warrants to expire while continuing to hold the shares of Common Stock with respect to which the Warrants were distributed, the tax basis of such shares of Common Stock will be restored to the tax basis of such shares of Common Stock immediately before the receipt of the Warrants in the Warrant Distribution. If the Warrants expire after a U.S. holder has disposed of the shares of Common Stock with respect to which the Warrants were distributed, certain aspects of the tax treatment of the expiration are unclear, and such holder should consult its tax advisor regarding its ability to recognize a loss (if any) on the expiration of the Warrants.
Exercise of a Warrant
U.S. holders should not recognize any gain or loss with respect to a Warrant upon the exercise of the Warrant. In general, shares of Common Stock acquired pursuant to the exercise of a Warrant will have a tax basis equal to the U.S. holder’s tax basis in the Warrant, if any, increased by the price paid to exercise the Warrant. The holding period for the shares of Common Stock received upon exercise of the Warrant will generally begin on the date of exercise of the Warrant.
Sale or Other Taxable Disposition of a Warrant
The gain or loss a U.S. holder realizes on the sale or other taxable disposition of a Warrant generally will be a capital gain or loss, and will be long-term capital gain or loss if the U.S. holder has held the Warrants for more than one year. The amount of a U.S. holder’s gain or loss will equal the difference between the U.S. Holder’s tax basis in the Warrants disposed, if any, of and the amount realized on the disposition. For non-corporate taxpayers, including individuals, long-term capital gains are generally eligible for reduced rates of taxation. In addition, certain limitations exist on the deductibility of capital losses.
Information Reporting and Backup Withholding
In general, information reporting may apply to dividends paid to a U.S. holder and to the proceeds of the sale or disposition of the Warrants or Common Stock unless the U.S. holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number and a certification of exempt status by providing an IRS Form W-9, or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn). Backup withholding is not an additional tax. Any amounts withheld under backup withholding rules will be allowed as a refund or credit against a U.S. holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. All U.S. holders should consult their tax advisors regarding the application of information reporting and backup withholding to them.

LEGAL MATTERS
The validity of our Common Stock offered hereby will be passed upon for us by Bryan Cave Leighton Paisner LLP, St. Louis, Missouri.
EXPERTS
The consolidated financial statements of Bed Bath & Beyond, Inc. as of December 31, 2024 and 2023, and for each of the years in the three-year period ended December 31, 2024, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2024 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
The financial statements of Medici Ventures, L.P. as of September 30, 2022 and for the year then ended, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, and are included in the Annual Report (Form 10-K) of Bed Bath & Beyond, Inc., for the year ended December 31, 2024, which is incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
The financial statements of Medici Ventures, L.P. as of September 30, 2023 and for the year then ended, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, and are included in the Annual Report (Form 10-K) of Bed Bath & Beyond, Inc., for the year ended December 31, 2024, which is incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
The financial statements of Medici Ventures, L.P. as of September 30, 2024 and for the year then ended, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, and are included in the Annual Report (Form 10-K) of Bed Bath & Beyond, Inc., for the year ended December 31, 2024, which is incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
The financial statements of tZERO Group, Inc. as of December 31, 2023 and 2022 and for the years then ended have been incorporated by reference herein and in the registration statement in reliance upon the report of Baker Tilly US, LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our filings with the SEC are available to the public through the SEC’s Internet site at www.sec.gov. Our annual, quarterly and current reports and amendments to those reports are also available over the Internet on our Investor Relations website at https://investors.beyond.com All internet addresses provided in this prospectus are for informational purposes only and are not intended to be hyperlinks. In addition, the information on, or accessible through, our Internet site, or any other Internet site described herein, is not a part of, and is not incorporated or deemed to be incorporated by reference in, this prospectus.
We have filed with the SEC a registration statement under the Securities Act relating to the offering of these securities. The registration statement, including the attached exhibits, contains additional relevant information about us and the securities offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information about us and the shares of common stock offered hereby, we refer you to the registration statement and the exhibits and schedules thereto. Statements contained, or incorporated by reference, in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement (or any document incorporated by reference therein) are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement (or such other document incorporated by reference therein). The registration statement and the documents referred to below under “Information Incorporated by Reference” are also available on the SEC’s website and the investor relations section of our website, each as set forth above.

INFORMATION INCORPORATED BY REFERENCE
The SEC allows us to incorporate by reference into this prospectus certain information we file with it, which means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede information contained in this prospectus. We incorporate by reference the documents listed below that we have previously filed with the SEC (excluding any Forms 8-K or portions of any Form 8-K that are not deemed “filed” pursuant to the General Instructions of Form 8-K):
•	Our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on February 25, 2025
•
our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2025, filed with the SEC on April 29, 2025, the quarter ended June 30, 2025, filed with the SEC on July 29, 2025 and the quarter ended September 30, 2025, filed with the SEC on October 27, 2025.

•
The information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2023 from our definitive Proxy Statement on Schedule 14A, filed with the SEC on March 28, 2025;

•
our Current Reports on Form 8-K filed with the SEC on January 31, 2025, February 3, 2025, February 5, 2025, February 24, 2025, March 10, 2025, March 17, 2025, May 12, 2025, May 21, 2025, August 22, 2025, September 22, 2025, September 23, 2025, October 8, 2025, November 14, 2025, November 25, 2025 and December 2, 2025 (except for the information furnished under Items 2.02 or 7.01 and the exhibits furnished thereto); and

•
The description of our common stock contained in the Registration Statement on Form 8-A12B, filed with the SEC on October 25, 2023, and any amendment or report filed with the SEC for the purpose of updating such description.

We also incorporate by reference into this prospectus additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the completion or termination of the offering, but excluding any information that is (or is deemed to be) furnished to and not filed with the SEC. Any statements contained in a previously filed document incorporated by reference into this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, or in a subsequently filed document also incorporated by reference herein, modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this prospectus.
You should not assume that the information in this prospectus or any document incorporated by reference herein is accurate as of any date other than the date of this prospectus or the date of the documents incorporated by reference in this prospectus.
We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, at no cost to the requester, a copy of any or all of the information that is incorporated by reference in this prospectus, other than exhibits to such documents, unless such exhibits have been specifically incorporated by reference therein. Requests for such documents should be directed to:
Bed Bath & Beyond, Inc.
433 W. Ascension Way, 3rd Floor
Murray, Utah 84123
Attn: Investor Relations
(801) 947-3100
You may also access the documents incorporated by reference in this prospectus on our Investor Relations website at https://investors.beyond.com. The information on, or accessible through, our website, or any other website described herein, is not a part of, and is not incorporated or deemed to be incorporated by reference in, this prospectus, or the registration statement of which it form a part.

COMMON STOCK
PROSPECTUS
December 3, 2025